Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We agree to the inclusion as Exhibit 99.1 in this Current Report on Form 8-K/A filed September 30, 2013 and the incorporation by reference in Registration Statement No. 333-163670 on Form S-8 and Registration Statement No. 333-189538 on Form S-3 of Sorrento Therapeutics, Inc. of our report, dated April 22, 2013, on our audit of the financial statements of IgDraSol, Inc. as of December 31, 2012 and for the period from May 17, 2012 (inception) to December 31, 2012. Our report dated April 22, 2013 contains an explanatory paragraph regarding IgDraSol, Inc.’s ability to continue as a going concern.

/s/ Kelly & Company

Kelly & Company

Costa Mesa, California

October 7, 2013